                                                                    Exhibit 12.1

                               MCI WORLDCOM, INC.

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS
                                 (IN MILLIONS)

                              Year Ended December 31,           Six Months
                         ------------------------------------      Ended
                         1994   1995   1996     1997   1998    June 30, 1999
                         ----  ------ -------  ------ -------  ------------- ---
Earnings:
Pretax income (loss)
 from continuing
 operations............. $(51) $  428 $(2,103) $  663 $(1,664)    $2,799
Minority interests in
 losses of consolidated
 affiliates.............   --      --      --      --      --        (20)
Fixed charges, net of
 capitalized interest
 and preference
 dividends..............   60     272     274     442     716        562
                         ----  ------ -------  ------ -------     ------
 Earnings............... $  9  $  700 $(1,829) $1,105 $  (948)    $3,341
                         ====  ====== =======  ====== =======     ======
Fixed Charges:
Interest cost........... $ 49  $  258 $   262  $  483 $   873     $  639
Amortization of
 financing costs........    2       3       2      --      10          8
Interest factor of rent
 expense................   10      16      19      47      78         66
Preference dividends....   45      53       2      42      51         51
                         ----  ------ -------  ------ -------     ------
 Fixed charges.......... $106  $  330 $   285  $  572 $ 1,012     $  764
                         ====  ====== =======  ====== =======     ======
Deficiency of earnings
 to combined fixed
 charges and preference
 dividends.............. $(97) $   -- $(2,114) $   -- $(1,960)    $   --
                         ====  ====== =======  ====== =======     ======
Ratio of earnings to
 combined fixed charges
 and preference
 dividends..............   --  2.12:1      --  1.93:1      --     4.37:1
                         ====  ====== =======  ====== =======     ======